Execution Copy        Exhibit 10.23
TRANSITION AGREEMENT
THIS TRANSITION AGREEMENT (the “Agreement”) is made and entered into effective as of the last date of signature set forth below, by and among Target Corporation, a Minnesota corporation (“Target”), Target Enterprise, Inc. (“Target Enterprise”), a subsidiary of Target (Target and Target Enterprise, collectively, the “Company”), and A. Christina Hennington (“Executive”).

RECITALS
WHEREAS, Executive is employed as the Company’s Executive Vice President & Chief Strategy & Growth Officer;
WHEREAS, Executive’s service as Executive Vice President & Chief Strategy & Growth Officer will end on May 25, 2025, at which time Executive will begin serving as a strategic advisor employed by the Company for an established period (“Strategic Advisory Period”);
WHEREAS, At the conclusion of the Strategic Advisory Period, the Company and Executive will end their entire relationship as employer and employee, respectively, on terms that may entitle Executive to benefits under Target’s Income Continuation Plan;
WHEREAS, The following terms, together with any documents referenced herein, constitute the entire terms of Executive’s employment during this transition period and settlement of all Executive’s rights, remedies, and obligations flowing from Executive’s employment with the Company and the termination of that employment relationship.

AGREEMENT
NOW, THEREFORE, In consideration of the promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, intending to be legally bound, acknowledge and agree as follows:
1.Strategic Advisory Period. On May 25, 2025, Executive will step down as the Company’s Executive Vice President & Chief Strategy & Growth Officer and begin serving as a strategic advisor to the Company. During the Strategic Advisory Period, Executive will assist with the transition of her responsibilities and perform such other duties as may be assigned by the Chief Executive Officer (“CEO”) or the CEO’s delegate. Executive will devote such time, effort and attention to the business of the Company during the Strategic Advisory Period as requested by the Company. To ensure compliance with applicable legal requirements throughout the Strategic Advisory Period, the parties agree that the level of services Executive regularly provides will exceed twenty percent (20%) of a full-time schedule. Executive will fully comply with the standard policies, procedures, and practices of the Company that are in effect during the Strategic Advisory Period. Upon the commencement of the Strategic Advisory Period, Executive will cease to be a Section 16 “officer” of the Company within the meaning of Section 16a-1(f) of the Securities Exchange Act of 1934. Unless terminated earlier pursuant to Section 7, the Strategic Advisory Period will end on September 7, 2025. At the end of the Strategic Advisory Period, the employer-employee relationship of Executive and the Company will terminate (such date is referred to as the “Separation Date”).
2.Base Salary. Throughout the Strategic Advisory Period, the Company will pay to Executive the rate of base salary in effect immediately prior to the start of the Strategic Advisory Period. Such salary shall be payable in accordance with the Company’s customary payroll practices applicable to executives.

3.Short-Term Incentive Plan. Throughout the Strategic Advisory Period, Executive will continue to participate in the Company’s Short-Term Incentive Plan for Leadership Team members. Executive’s benefit will continue to be governed by all terms of the Short-Term Incentive Plan.

4.Long-Term Incentive Plan. Executive’s outstanding Performance Share Units and Performance Based Restricted Stock Units will continue to be governed by all terms of the applicable award agreements and the Long-Term Incentive Plan. The vested percentage, if any, of each Long-Term Incentive award will be determined as of Executive’s Separation Date.

5.Benefits.
(a)    Executive will be entitled to participate in all employee benefit plans and programs of the Company in effect until the Separation Date, specifically including the Company’s medical plan and executive physical program, to the extent that Executive meets the eligibility requirements for each individual plan or program. The Company provides no assurance as to the adoption or continuance of any particular plan or program, and Executive’s participation in any such plan or program will be pursuant to the provisions, rules and regulations applicable thereto. Executive’s participation as an active employee in such plans and programs will end on or about the Separation Date. Except as specified above, Executive’s rights under such plans, including any rights to continue benefits, will be determined as of the Separation Date; and
(b)    Provided Executive signs and does not revoke this Agreement and the Release described in Section 13, the Company shall pay up to $30,000 for Executive’s reasonable outplacement services through September 7, 2026. Such outplacement fees shall be paid by the Company directly to the outplacement firm engaged by Executive after submission of its invoices to the Company.
6.Income Continuation Payments. As of the Separation Date, Executive shall be entitled to the equivalent of twenty-four (24) months of income continuation payments as further described in Exhibit A, provided Executive signs and does not revoke this Agreement and the Release described in Section 13. Such income continuation payments are subject and pursuant to the terms and conditions of the Income Continuation Plan and this Agreement.
7.Termination During Strategic Advisory Period.
(a)    Voluntarily by Executive. During the Strategic Advisory Period, Executive may terminate her employment voluntarily at any time. Upon such a voluntary termination by Executive, each of the Company and Executive will be released from any and all further obligations under this Agreement except: (i) that the Company will pay to Executive the base salary earned by Executive as of the Separation Date and the income continuation payments described in Section 6; and (ii) as described in Section 7(d);
(b)    By Company without Cause. During the Strategic Advisory Period, the Company may terminate this Agreement for any reason. Upon any termination without Cause, each of the Company and Executive will be released from any and all further obligations under this Agreement except: (i) that the Company will pay to Executive the base salary that would have been earned by Executive if she had remained employed through September 7, 2025, and the income continuation payments described in Section 6; and (ii) as described in Section 7(d);
(c)    By Company with Cause. During the Strategic Advisory Period, the Company may terminate this Agreement for “Cause” as defined in the 2020 Target Corporation Long-Term Incentive Plan. Upon any termination for Cause, each of the Company and Executive will be released from any and all further obligations under this Agreement except: (i) that the Company will pay to Executive the base salary earned by Executive as of the Separation Date; and (ii) as described in Section 7(d); and

(d)    Continuing Obligations. Regardless of the reason for termination the parties’ respective obligations under Sections 4, 6, 8, 9, 10, 11, and 13 hereof shall survive any termination of this Agreement and Executive’s employment and be binding on the parties.
8.Cooperation. Following the Separation Date, the Company may request that Executive consult or cooperate with the Company (including, without limitation, providing truthful information to the Company or serving as a witness or testifying at the Company’s request without subpoena). Executive agrees to be available at mutually agreeable times to perform such duties and provide such cooperation in connection with the various business and legal matters in which Executive was involved or of which Executive has knowledge as a result of Executive’s employment with the Company. In so consulting or cooperating, Executive shall be reimbursed her reasonable out-of-pocket expenses. In addition, Executive agrees to return all Company property, including any copies or duplicates, in Executive’s possession on or before the Separation Date.
9.Prohibited Activities. In exchange for the income continuation payments, Executive agrees to comply with the Company’s standard post-employment covenants as set forth below. Specifically, during her employment and until twenty-four months after the Separation Date, Executive agrees to refrain from doing any of the following:
(a)    accepting employment with, becoming a director of, or directly or indirectly becoming a consultant or advisor to, or performing any services for, a member of the Company’s retail peer group listed on page 50 of the Company’s 2025 Proxy Statement filed with the U.S. Securities and Exchange Commission, or any parent, subsidiary, division or affiliate of any such retail peer (examples of affiliates include entities under common control, joint venture partners and e-commerce affiliates);
(b)    using or disclosing Confidential Information, as defined in this Section 9, for or to any person or organization not expressly authorized by the Company to receive or use such information, subject to those permitted communications outlined in this Section 9;
(c)    directly or indirectly inducing, soliciting, or requesting any Company employee to accept employment or a consulting relationship with, or perform services for, anyone other than the Company, or to otherwise take any action detrimental to the relationships between the Company and its employees;
(d)    disparaging the Company or any of its directors, officers, or employees in a manner that causes, or is intended to cause, significant harm to the Company; and
(e)    directly or indirectly: (i) effecting, offering or proposing or in any way assisting any other person to effect, offer or propose: (A) any acquisition of any securities or rights or options to acquire any securities of the Company (other than ownership of less than 0.1% of the Company’s outstanding shares and investments in publicly available mutual funds or exchange traded funds), (B) any tender or exchange offer, merger or other business combination involving the Company, (C) any recapitalization, restructuring, sale of assets, liquidation, dissolution or other extraordinary transaction with respect to the Company, or (D) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission); (ii) forming, joining or in any way participating in a “group” (as defined under Securities Exchange Act of 1934, as amended) with respect to the Company or otherwise act in concert with any person in respect of any securities of the Company; (iii) otherwise acting, alone or in concert with others, to seek representation on or to control or influence the management, the Board of Directors or policies of the Company or to obtain representation on the Board of Directors; or (iv) entering into any discussions or arrangements with any third party with respect to any of the foregoing.

Notwithstanding any other provision of this Agreement to the contrary, nothing herein shall prohibit Executive from: (i) communicating, without notice to the Company, with any government agency or regulator concerning any possible violations of federal or state law or regulation; or (ii) receiving any applicable award for information provided to any such government agency or regulator concerning any possible violations of federal or state law or regulation. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by the privilege.

“Confidential Information” includes, without limitation, employee data and information obtained pursuant to Executive’s duties and responsibilities (including, but not limited to, personnel decisions relating to employees and applicants), present, past and future strategies, research, plans, and proposals (including but not limited to, customer, marketing, merchandising, sourcing, store operations, technology, assets protection, logistics, pricing, distribution, benefits and compensation strategies, plans and proposals), financial information, and present, past and future personnel, labor relations, vendor, contractor, and partner strategies, plans, practices, policies, training programs and goals. Confidential Information of the Company and any of its affiliates is a valuable, special and unique asset.

10.Termination. Pursuant to Income Continuation Plan Sections 3.6 and 3.8, and in addition to any other remedies available to the Company, in the event Executive breaches any of Executive’s obligations under the Income Continuation Plan or this Agreement, then: (a) the Company may be relieved of all liability and obligations to make payments under the Income Continuation Plan or this Agreement, (b) Executive’s outstanding Long-Term Incentive Plan awards may be terminated immediately, and/or (c) the Company may demand and Executive shall return any Long-Term Incentive Plan payouts or income continuation payments provided under this Agreement. Even if payments and benefits are terminated pursuant to this Section 10 or Section 11, Executive’s obligations under Sections 9, 10, 11 and 12, as well as the release addressed in Section 13, shall remain in full force and effect.
11.Enforcement. In the event of a breach or threatened breach by Executive of any of the post-employment covenants in Subsections 9 (b)-(e) of this Agreement, the Company shall be entitled to an injunction restraining Executive from breaching, in whole or in part, any of her duties, obligations, or covenants in that Section. Executive acknowledges that such remedy is appropriate. For purposes of a court issuing injunctive relief, Executive waives any argument relating to irreparable injury, success on the merits of the Company’s claims, or the underlying enforceability of this Agreement. Executive agrees that an appropriate court may issue injunctive relief without addressing these issues, and that a temporary or preliminary injunctive order should be issued without prejudice to any final decision that may later be reached affecting the parties’ rights or obligations under this Agreement. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any additional or other remedy or remedies available to it for such breach or threatened breach, including, but not limited to, the other remedies specifically provided for in this Agreement and the recovery of damages.
12.Acceptance Period. Executive understands that the terms of this Agreement shall be open for acceptance for a period of fourteen (14) days from the date she receives this Agreement, and a signed copy of this Agreement must be delivered to amy.tu@target.com within that period. During this time, Executive may consider whether or not to accept this Agreement or seek counsel to advise her regarding the same. Executive agrees that changes to this Agreement, whether material or immaterial, will not restart this acceptance period.
13.Release of Executive Claims. Executive agrees to sign, deliver and not revoke a release of substantially similar content to the release in Exhibit B within the applicable consideration period. The Company will provide Executive with such release on or around the Separation Date.
14.Miscellaneous.
(a)    Counsel. The Company advises Executive to seek counsel regarding this Agreement.

(b)    Clawbacks. Notwithstanding any other provision of this Agreement to the contrary, certain compensation addressed in this Agreement is subject to recovery in accordance with the terms of the Company’s Clawback Policy and/or Recoupment Policy (the “Policies”), in the event such Policies are triggered. This Agreement may be unilaterally amended to comply with the Policies. Executive agrees and consents to the Company’s application, implementation and enforcement of: (i) the Policies or any similar policy established by the Company that may apply to Executive, and (ii) any provision of applicable law relating to cancellation, rescission, or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policies or applicable law without further consent or action being required by Executive.
(c)    Notification. For twenty-four months beginning on the Separation Date, Executive shall notify the Company’s Chief Human Resources Officer in writing as soon as practicable after Executive becomes an employee, officer or director of, or consultant for, any entity.
(d)    Complete Agreement; Governing Documents. This Agreement, together with separately executed release and the plans and Long-Term Incentive Plan agreements referred to herein, shall constitute the entire agreement and understanding of the Company’s obligation to provide compensation and benefits to Executive. This Agreement shall supersede all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to such subject matter, specifically including Executive’s Restrictive Covenant Agreement. To the extent the terms of this Agreement conflict with the terms of the Income Continuation Plan, the terms of this Agreement will control. To the extent the terms of this Agreement conflict with the terms of the Long-Term Incentive Plan or the Long-Term Incentive Plan agreements, the terms of Long-Term Incentive Plan or the Long-Term Incentive Plan agreements will control. This Agreement may only be amended by written instrument signed by Executive and a duly authorized employee of the Company.
(e)    Successors and Assigns. This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder.
(f)    Construction and Governing Law. The Income Continuation Plan and its implementation pursuant to this Agreement are intended to be a welfare benefit plan subject to the applicable requirements of the Employee Retirement Income Security Act. The Income Continuation Plan and this Agreement shall be administered and construed consistently with that intent and with the applicable provisions of the Internal Revenue Code. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole.
(g)    Jurisdiction and Venue. Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal courts, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement that are not subject to the ICP’s claims procedure. Any action involving claims of a breach of this Agreement must be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits, will be in Hennepin County, State of Minnesota.
(h)    Section 409A. The income continuation payments described in Section 6 and the Long-Term Incentive Plan awards described in Section 4 of this Agreement are intended to comply with the requirements of section 409A of the Internal Revenue Code.
(i)    Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.
IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date set forth below.

Target Corporation: By: /s/ Melissa Kremer Name: Melissa Kremer Title: Executive Vice President & Chief Human Resources Officer Date: 5/20/25	Target Enterprise, Inc.: By: /s/ Melissa Kremer Name: Melissa Kremer Title: Executive Vice President & Chief Human Resources Officer Date: 5/20/25
A. Christina Hennington /s/ A. Christina Hennington Date: 5/12/25

Exhibit A
Income Continuation Payments
    Subject and pursuant to the terms and conditions of the Income Continuation Plan and this Agreement and provided Executive signs and does not revoke this Agreement and the release described in Section 13, Executive shall be entitled to the equivalent of twenty-four (24) months of income continuation payments paid on a bi-weekly basis. Such income continuation payments shall have a total value of $2,621,008, and are calculated using the Executive’s current base salary and the average of the annual bonuses paid to Executive for fiscal years 2024, 2023, and 2022. The initial payment shall be made on April 10, 2026, and will represent twelve (12) suspended bi-weekly payments and one regularly scheduled bi-weekly payment. Each of the remaining thirty-nine (39) bi-weekly payments will be made on consecutive Company payroll dates beginning on April 24, 2026. The payments shall be reduced for taxes and other amounts the Company reasonably determines are required to be withheld by the Company.

Exhibit B
Model Release
1.Definitions. The definitions below are intended solely for the purpose of this release. All words used in this release are intended to have their plain meanings in ordinary English, except that capitalized words not defined in this Exhibit shall have the same meaning as in that certain Transition Agreement (the “Agreement”). Specific terms in this release have the following meanings:
(a)    “Executive” includes Executive and anyone who has or obtains any legal rights or claims through Executive.
(b)    “Target” means Target Corporation and any company related to Target Corporation in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates and divisions) and any successor of Target Corporation.
(c)    “Corporation” means Target and any company providing insurance to Target in the present or past, any employee benefit plan sponsored or maintained by Target in the present or past and the present and past fiduciaries of any such plans, Target’s present and past officers, directors, employees, committees and agents and any person who acted on behalf of Target or on instructions from Target.
(d)    “Executive Claims” means all of the rights Executive has now to any relief of any kind from the Corporation, including without limitation:
(i)    all claims arising out of or relating to Executive’s service with Target and Executive’s service termination; and
(ii)    all claims arising out of or relating to statements, actions, or omissions of the Corporation; and
(iii)    all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulations, including without limitation, claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, 42 U.S.C § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Fair Credit Reporting Act, the Minnesota Human Rights Act, and workers’ compensation non-interference or non-retaliation statutes; and
(iv)    all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law; and
(v)    all claims for compensation of any kind, including without limitation, bonuses, commissions, stock, stock options or other equity interests, vacation pay, perquisites, and expense reimbursements; and

(vi)    all claims for back pay, front pay, severance pay or income continuation under any Company plan, program, or agreement, reinstatement, equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and
(vii)    all claims for attorney’s fees, costs, and interest.
However, Executive Claims do not include any claims related to post-termination benefits accrued before the Separation Date under the generally-applicable terms of benefit plans or programs maintained by the Corporation (including without limitation, Executive’s rights under the Company’s Short-Term Incentive Plan and Long-Term Incentive Plan and related agreements), claims relating to Executive’s rights as a shareholder of the Company, claims that the law does not allow to be waived, claims that may arise after the date on which Executive signs this release, claims relating to the enforcement of the Agreement, or claims for defense, indemnification or contribution to the maximum extent permitted under the laws of the State of Minnesota, including without limitation Minn. Stat. § 302A.521, or otherwise for claims brought against Executive in her capacity as an officer, attorney, employee or agent of the Corporation. This paragraph does not preclude Executive from bringing a charge of discrimination with the EEOC however, Executive hereby agrees to give up any right to receive compensation or damages as a result of such a charge.
2.Agreement to Execute Release of Executive Claims. In exchange for all consideration provided by the Agreement, Executive gives up and releases all Executive Claims. Executive will not make any demands or claims against the Corporation for compensation or damages relating to Executive Claims.